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                                                                    EXHIBIT 10.1

              [LETTERHEAD OF PACIFIC AEROSPACE & ELECTRONICS INC.]

                                October 31, 2001

Sheryl A. Symonds
9007 Olympic View Drive
Edmonds, WA 98026

Dear Sheri:

        This letter is to advise you that, in connection with the proposed restructuring of Pacific Aerospace & Electronics, Inc. (the "Company"), the Company's legal department will be closed and your employment with the Company will be terminated, effective February 28, 2002 (the "Termination Date"). This letter, when signed by you, reflects your agreement to the terms and conditions stated herein.

        In lieu of the eighteen-month severance obligation contained in the employment agreement between you and the Company, dated as of September 1, 1997, as amended (the "Employment Agreement"), you will receive, as severance pay, an amount equal to twelve months of your annual base salary of $205,710. This amount will be paid in accordance with the Company's normal payroll practices, including deductions, withholdings, and collections required by law, in installments on regular payroll days over a period of twelve months, beginning with the first payroll date after the Termination Date. The Company will also maintain, at its sole expense, your health, dental and vision insurance for twelve months after the Termination Date (the "Coverage Period"). If continued participation in these plans during the Coverage Period is not permitted, the Company will reimburse you each month for your coverage continuation premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or for the cost of obtaining substantially equivalent coverage. If, as a result of subsequent employment, you become eligible for coverage under another employer's benefit plans that confer substantially similar benefits, you must promptly notify us, and this insurance benefit will cease.

        In the event that the Company discontinues substantially all of its business, files for or is placed into bankruptcy, is acquired by or merged into another company, or experiences a Change in Control, as defined in the Employment Agreement, prior to the date on which all amounts owing to you in accordance with the preceding paragraph have been paid, all unpaid amounts that would otherwise have been payable over a period of twelve months in accordance with the preceding paragraph, including without limitation reimbursement for your continued


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 Sheryl A. Symonds
 October 31, 200l
 Page 2

insurance coverage as described above, will automatically be accelerated and become due and payable to you in a lump sum as wages upon the effective date of the relevant event. Notwithstanding the foregoing, by signing below you agree that the proposed restructuring in accordance with the Amended and Restated Agreement dated as of October 19, 2001, between PA&E and certain of its noteholders, shall not be deemed to be a Change in Control.

        You agree that all amounts due to you pursuant to this letter agreement, plus any compensation payable under the Employment Agreement through the Termination Date, including payment for accrued and unused vacation time, will constitute PA&E's sole obligation to pay you in connection with the termination of your employment. You further agree that except for the covenants contained in
Article 6 of the Employment Agreement, which by their terms will survive termination of your employment, the Employment Agreement will be deemed to be null and void as of the Termination Date. Your outstanding stock options are summarized on the attachment to this letter and will remain in effect in accordance with the terms of the applicable option agreements and plans. Your rights under any other benefit plans in which you are a participant will be determined by law and the terms of the plans.

        On or before the Termination Date, please return to me all information and physical property made or compiled by you during your employment with the Company that contains or relates to "Protected Information," as that term is defined in Section 6.1.5 of the Employment Agreement. You may, however, retain electronic and/or hard copies of your work product. Please also return to me on the Termination Date your Company credit card, building keys, computer equipment and software, and any other property in your possession or control that belongs to the Company. If you have any outstanding reimbursable business expenses as of the Termination Date, please submit an expense report to me for approval within one week after the Termination Date.

        In accordance with Company policy, we will confirm your dates of employment and your position with the Company to prospective future employers. You agree not to make any derogatory or disparaging statements, either written or verbal, to any third party regarding the Company or any of its affiliates, including any of its officers, directors, employees, or agents. The Company agrees to allow you to have input on any formal internal and/or external announcements of your departure from the Company.

        In the event that the Company requests your services at any time after the Termination Date, the Company will pay you a reasonable hourly rate for those services. If you are employed at the time in a capacity for which you routinely bill for your services, the Company will pay for your services at your then current hourly rate. If you are not employed at the time or do not routinely bill for your services at an hourly rate, the hourly rate will be a mutually agreeable rate not less than your last hourly rate at the Company. In addition, the Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with those services.


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 Sheryl A. Symonds
 October 31, 200l
 Page 3

        Thank you for your assistance over the past several years. I wish you the best of luck in your future endeavors.

                                         Very truly yours,

                                         /s/ Donald A. Wright

                                         Donald A. Wright

 Offer Received: October 31, 2001


     /s/ Sheryl A. Symonds
 ------------------------------------------
 Sheryl A. Symonds

 Offer Accepted: October 31, 2001


     /s/ Sheryl A. Symonds
 ------------------------------------------
 Sheryl A. Symonds